Exhibit 10.5

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made by and between Omni Bio Pharmaceutical, Inc. (“Omni”), a Colorado corporation, having a place of business at 5350 S. Roslyn Street, Suite 430, Greenwood Village, CO 80111; and Dr. Charles Dinarello, University of Colorado Denver, 12700 E 19th Avenue, Room 11003, Aurora, CO 80045 (“Consultant”), collectively (“Parties”).

WHEREAS, Omni desires to retain Consultant as an independent contractor to perform certain scientific support and other consulting services for Omni as specified in the Statement of Work (“SOW”); and

WHEREAS, Consultant is willing to make himself available to perform such consulting services for Omni;

NOW, THEREFORE, Omni and Consultant in consideration of the covenants and agreements hereinafter set forth mutually agree as follows:

1.

Services: Consultant agrees to provide services (“Services”), as described in the SOW. Consultant agrees to perform the Services hereunder faithfully, diligently and to the best of Consultant's skill and ability.

2.

Term: This Agreement shall take effect as of April 1, 2014 (“Effective Date”) and shall remain in effect until the later of (i) twelve (12) months thereafter or (ii) so long as a SOW is in effect and has not been completed (“Term”). Either party may unilaterally terminate this Agreement upon 90 days written notice to the other party. Either party may terminate this Agreement if the other party breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days (immediately in the case of a breach of Section 4) after receiving written notice describing the breach. Omni will have no other liability arising out of the termination or cancellation of this Agreement.

3.	Compensation:

Equity Compensation - In consideration of the performance of the Services as described in the SOW, Omni shall grant and issue to Consultant warrants (“Warrants”) to purchase shares of its common stock at an accrued rate of 25,000 Warrants per month for as long as this Agreement remains in force. Warrants will be have an exercise price equal to the fair market value (“FMV”) of Omni’s closing stock price as quoted on OTC Bulletin Board and the OTCQB exchanges (collectively the “OTC”) or other principal securities market (i.e., NASDAQ or NYSE AMEX) at the time of issue. The Warrants will be granted and issued on a semiannual basis with the first award amount granted and issued in the amount of 150,000 Warrants six (6) months from the Effective Date and subsequent awards granted and issued in the amount of 150,000 Warrants every six (6) months thereafter. Should the Agreement be terminated prior to any six month anniversary period, the accrued Warrant balance will be granted and issued on a pro-rata basis using the termination date as a reference for both the number of Warrants to be issued and the determination of the related exercise price.

4.	Confidential Information:

(a) “Confidential Information” means: (i) any and all technical or business or scientific data, information or items (including third party data, information or items) in whatever form or medium, provided by Omni to Consultant or discovered by Consultant during the course of this agreement, whether prior to or after the Effective Date and regardless of whether or not such data, information or items are marked, conveyed (e.g., via email or other disclosure) or identified as “Confidential” and (ii) any data, information or items relating to or embodied in the Work Product.

(b) Consultant will: (1) treat as confidential, and preserve the confidentiality of, all Confidential Information; (2) use the Confidential Information solely for the purposes of this Agreement; (3) not copy such Confidential Information unless specifically authorized by Omni; (4) limit dissemination of the Confidential Information to those employees or colleagues of Consultant (“Related Parties”) to whom disclosure is necessary for the purposes of this Agreement, provided such Related Parties have agreed to maintain the confidentiality thereof in an agreement no less restrictive than this Agreement and each Related Party has executed a Non-disclosure Agreement approved by Omni; (5) promptly return and/or securely destroy all Confidential Information at Omni’s request; and (6) immediately notify Omni upon discovery of any loss or unauthorized disclosure of any Confidential Information and use all reasonable efforts to retrieve such Confidential Information.

(c) The obligations imposed by this Agreement will not apply to any information that: (1) was already in the possession of Consultant as shown by documentation; (2) is or becomes publicly available through no fault of Consultant; (3) is obtained by Consultant from a third person without breach by such third person of an obligation of confidence with respect to the Confidential Information disclosed; or (4) information that is required to be disclosed pursuant to a valid judicial or administrative order, provided that Consultant: (i) provides timely written notice of such order to Omni and reasonably cooperates with any efforts by Omni to contest or limit the scope of such order; and (ii) uses all reasonable efforts to limit the disclosure of such Confidential Information and seek a protective order or an equivalent to protect the disclosure of such Confidential Information. Information will not be deemed to be within the foregoing exceptions merely because it is: embraced by more general information in the public domain or in the possession of the party receiving such information; or a combination of individual items of information that could be pieced together to reconstruct such combination from non-Confidential Information.

(d) Should Consultant wish to publish any information arising from work performed on behalf of Omni under this Agreement, consultant shall provide Omni with a 30 day review period for its comments and/or determination of intellectual property implications prior to submission of said manuscript, poster, abstract, etc. for publication.

5.

Injunctive Relief: Consultant acknowledges that a breach of this Agreement, actual or threatened, will cause irreparable harm to Omni, the amount of which may be extremely difficult to estimate, thus making any remedy at law inadequate. In the event of any actual or threatened breach of this Agreement by Consultant, Omni will be entitled to obtain injunctive and all other appropriate relief from a court of competent authority, without being required to: (i) show any actual damage or irreparable harm, (ii) prove the inadequacy of its legal remedies, or (iii) post any bond or other security.

6.

Warranties: Consultant represents, warrants and covenants that: (i) it will perform the Services in a professional manner, consistent with industry standards; (ii) the Services and Work Product are free from material defects and conform to all specifications described in the applicable SOW; (iii) the Services and Work Product provided hereunder do not infringe any third party patent, copyright, trademark, trade secret or other proprietary rights; (iv) Consultant’s performance of the Services and all terms of this Agreement will not breach any agreement that Consultant has with another party; (v) in performing the Services, Consultant will not use any third party confidential or proprietary information, or infringe the rights of another party, nor will Consultant disclose to Omni, or bring onto Omni’s premises, or induce Omni to use any third party confidential or proprietary information; (vi) Consultant will abide by all applicable laws and regulations in the course of performing the Services in ; and (vii) all of Consultant’s employees and contractors, as applicable, performing any of the Services have executed non-disclosure agreements (NDAs), assignment of rights and other appropriate agreements sufficient to protect the Confidential Information, and sufficient to allow Consultant to grant the assignments and licenses to Omni as provided herein.

7.

Indemnification: Consultant will indemnify, hold harmless and defend, Omni and its officers, directors, affiliates, agents, employees and customers from any and all losses, liabilities, damages, claims, demands, litigation, expenses and liabilities (including related costs and attorneys’ fees) of every nature (“Liabilities”) arising or resulting, directly or indirectly from or incident to: (i) any act or omission of Consultant (its employees or contractors); (ii) Consultant’s (or its employees’ or contractors’) breach of this Agreement; (iii) infringement of any third-party intellectual property rights by the Services or Work Product or the use thereof; and (iv) any causes of action arising out of Consultant's liability to its employees, contractors or agents.

8.

Limitation of Liability: Neither party is liable to the other for consequential, incidental, indirect, punitive or special damages, including commercial loss and lost profits, however caused and regardless of legal theory or foreseeability, directly or indirectly arising under this Agreement. Notwithstanding the foregoing, this limitation of liability does not apply to an indemnification obligation or any breach of the obligations set forth in Sections 4 or 7 of this Agreement.

9.

Independent Contractor: Consultant is engaged in an independent business and will perform its obligations under this Agreement as an independent contractor and not as the agent or employee of Omni. Consultant does not have the authority to act for Omni or to bind Omni in any respect whatsoever, or to incur any debts or liabilities in the name of or on behalf of Omni. Any persons provided by Consultant will be solely the employees or agents of Consultant under its sole and exclusive direction and control. Consultant is solely responsible for all matters relating to payment of its employees and agents, including compliance with any specific laws relating to working in South Korea as well as laws specific to U.S. employees such as worker’s compensation, unemployment, disability insurance, social security withholding, and all other federal, state and local laws, rules and regulations.

10.

Assignment and Delegation: No rights, interests or obligations may be assigned or delegated by Consultant (including, without limitation, the hiring of employees or subcontractors to perform any part of the Services) without the prior written permission of Omni or as expressly set forth in a Statement of Work; and any attempted assignment by Consultant is void. Any change in control of Consultant will be considered an assignment of this Agreement by Consultant.

11.	Notices: Any notices required under this Agreement will be sent to the addresses of the parties stated below.

12.

Advertising; Publicity: Neither party may use the other party’s names, marks, codes, drawings or specifications in any advertising, promotional efforts or any publicity of any kind without the prior written permission of such other party.

13.

Miscellaneous: This Agreement is governed by the laws of the State of Colorado, U.S.A., without reference to conflict of laws principles. All disputes arising from or relating to this Agreement will be within the exclusive jurisdiction of the state and/or federal courts located within the State of Colorado and the parties hereby consent to such exclusive jurisdiction and waive objections to venue therein. If any part of this Agreement is found invalid, such invalidity will not affect the validity of remaining portions of this Agreement, and the parties will substitute for the invalid provision a provision that most closely approximates the intent and economic effect of the invalid provision. Failure by either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such default, will not constitute a waiver of rights hereunder.

14.	Survival: Paragraphs 3 through 8 and 12, 13, 14 and 15 will survive the completion, expiration, termination or cancellation of this Agreement.

15.

Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to the Services and supersedes all prior oral or written communications or agreements of the parties with respect to the Services. Omni objects to and rejects all terms in any acknowledgment or acceptance of an order, or any other document received from Consultant, which are in addition to or inconsistent with this Agreement. This Agreement may be amended only by a writing executed by the parties.

The parties, intending to be legally bound, have caused this Agreement to be executed by their authorized representatives.

Omni:

(Authorized Signature)

Bruce E. Schneider
(Print or Type Name of Signatory)

Chief Executive Officer
(Title)

April 1, 2014
(Execution Date)

Email Address for Purposes of Notices:

bschneider@omnibiopharma.com

Consultant:
(Authorized Signature)

Charles Dinarello
(Print or Type Name of Signatory)

Chief Scientific Officer
(Title)

April 1, 2014
(Execution Date)

Email Address for Purposes of Notices:

cdinare333@aol.com

Statement of Work No. 1

This SOW is attached and made a part of the Consulting Agreement by and between Omni Bio Pharmaceuticals, Inc., having a place of business at 5350 S. Roslyn Street, Suite 430, Greenwood Village, CO 80111 (“Omni”) and Dr. Charles Dinarello, University of Colorado Denver, 12700 E 19th Avenue, Room 11003, Aurora, CO 80045 (“Consultant”).

Description of Services: Consultant will provide the following services for Omni, and the deliverables or other work products are as follows:

1.

Serve in the role of part-time Chief Scientific Officer for Omni with primary responsibility for organizing, conducting and communicating ongoing nonclinical and clinical studies of various plasma-derived and recombinant alpha-1 antitrypsin molecules.

2.	Interact with and support CEO in various fund raising and external communications efforts for Omni.

3.

For facilitation of the manufacture of any Omni-licensed construct by a third-party manufacturing organization (e.g., Gallus Biopharmaceuticals), provide prompt and thorough assistance in creating/performing agreed upon assay procedures, and in fulfilling any and all tech transfer requests.

4.

Provide all necessary documents for compiling any new, and maintaining any existing, patent application filing both domestic and international, including, but not limited to, timely supplying all technical data and written support covered by this agreement, and any other required information upon request by Omni and timely executing documents thereto (e.g. declarations and assignment documents).

It is noted that molecules covered by this agreement concern AAT or peptide cleavage products thereof, fused to an immunoglobulin molecule or mutant thereof or derivative thereof (e.g. AAT Fc, different IgG species, hinge-modified formulations, etc.).

Omni acknowledges and agrees that, in connection with the Services pursuant to this SOW, Consultant may engage third party laboratories to assist Consultant in performing the Services, but only so long as Consultant enters into a Material Transfer Agreement with such third parties substantially in the form of agreement provided to Consultant by Omni and which provides Omni with third party beneficiary (or substantially similar) rights.

Omni	Consultant

(Authorized Signature)	(Authorized Signature)

Bruce E. Schneider	Charles Dinarello
(Print or Type Name of Signatory)	(Print or Type Name of Signatory)

Chief Executive Officer	Chief Scientific Officer
(Title)	(Title)

April 1, 2014	April 1, 2014
(Execution Date)	(Execution Date)

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